Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-74418, 33-86108, 333-37163, 333-39653, 333-71539, 333-58016, 333-111477, 333-119125, 333-119126, 333-145685 and 333-170286) of American Superconductor Corporation of our report dated September 22, 2011, except as to the disclosure under the heading Update as of April 13, 2012 in Note 1 and the disclosure under the heading Private Placement of 7% Senior Convertible Notes in Note 18, as to which the date is April 13, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of American Superconductor Corporation dated April 13, 2012.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 13, 2012